Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com

FOR RELEASE: OCTOBER 24, 2012	CONTACT:	Dale C. Davies
Michael Obertop
636.940.6000

AMERICAN RAILCAR INDUSTRIES, INC. REPORTS RECORD QUARTERLY EARNINGS

FROM OPERATIONS AND EARNINGS PER SHARE

Third Quarter 2012 Highlights

•	Revenues of $168.2 million reflect strong railcar sales and increasing railcar lease revenues

•	Adjusted EBITDA of $36.7 million, a new quarterly record

•	Net earnings of $14.0 million, or $0.66 per share, a new quarterly record

•	Backlog increased to 7,630 railcars

•	Railcar shipments of approximately 1,460 railcars, including 310 railcars to leasing customers

•	Partial redemption of $100.0 million on the $275.0 million, 7.5% senior notes

St. Charles, MO, October 24, 2012 – American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its third quarter 2012 financial results. “We are pleased with our strong financial performance, operating results and continued growth of our fleet of leased railcars,” said James Cowan, President and CEO of ARI. “The market for tank railcars remains very strong, which provided us with a favorable sales mix during the quarter. Strong tank railcar volumes generated operational leverage and efficiencies which were partially offset by softer demand for hopper railcars. During the quarter we received orders for 2,290 railcars, increasing our backlog to 7,630 railcars.”

Third Quarter Results

Consolidated revenues for the third quarter of 2012 were $168.2 million, up significantly when compared to the $125.8 million for the third quarter of 2011. The increase in revenues was primarily due to an increase in manufacturing segment revenues. The Company shipped approximately 1,460 railcars during the third quarter of 2012, including approximately 310 railcars to leasing customers, compared to the approximately 1,340 railcars shipped during the third quarter of 2011, of which approximately 90 were to leasing customers.

Manufacturing segment revenues were $185.4 million for the third quarter of 2012, an increase of 58% over the $117.5 million for the third quarter of 2011. The primary reasons for the increase were an increase in railcar shipments, improved pricing and a shift in the sales mix to more tank railcars. The increase in railcar shipments was driven by strong leasing customer demand, partially offset by a decline in direct sale shipments. Manufacturing segment revenues for the third quarter of 2012 included estimated revenues of $38.2 million related to railcars built for our lease fleet, compared to $9.1 million in the third quarter of 2011. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are eliminated in consolidation. Revenues for railcars built for the Company’s lease fleet are not recognized in consolidated revenues as a railcar sale, but are recognized over the term of the lease in accordance with the monthly lease revenues. Railcars built for the lease fleet represented over 20% of ARI’s railcar shipments during the third quarter of 2012 compared to 7% for the third quarter of 2011.

Consolidated earnings from operations for the third quarter of 2012 set a new quarterly record of $30.3 million, an increase of 152% over the $12.0 million for the third quarter of 2011. Operating margins were 18% for the third quarter of 2012 compared to 10% for the comparable quarter of 2011. The increase in consolidated earnings was primarily due to an increase in manufacturing earnings from operations. Manufacturing earnings from operations were $34.2 million for the third quarter of 2012 compared to $8.7 million for the same period in 2011. This increase is due predominately to the increased volumes, improved sales mix and pricing discussed above, as well as operating leverage and efficiencies achieved as a result of strong tank railcar production volumes, partially offset by softer hopper railcar volumes. The Company also continues to benefit from cost savings achieved by the vertical integration projects put in place during the past several years. Manufacturing earnings from operations for the third quarter of 2012 included $5.0 million of estimated profit on railcars built for our lease fleet that is eliminated in consolidation and is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.

The Company recorded a loss from joint ventures of $0.8 million for the third quarter of 2012 compared to a loss of $2.2 million for the third quarter of 2011. The improvements from prior year reflect the impact of increased production volumes of railcar castings and axles, which have both followed industry demand for new railcars. Consistent with the sequential decline in volumes for hopper railcars, the industry is also experiencing softness with respect to other car types that the Company does not manufacture but for which our domestic joint ventures provide components.

Adjusted EBITDA, which excludes stock based compensation, was a quarterly record of $36.7 million for the third quarter of 2012, compared to $12.2 million for the third quarter of 2011. Stock based compensation expense was $1.0 million for the third quarter of 2012 compared to income of $3.1 million for the third quarter of 2011. Stock based compensation fluctuates with changes in the Company’s stock price.

Net interest expense was $4.4 million for the third quarter of 2012 compared to $4.5 million for the third quarter of 2011. Interest expense primarily relates to the Company’s 7.5% Senior Notes due in 2014 (the Notes). In September of 2012, the Company redeemed $100.0 million of principal on the Notes at a redemption price of 101.875% utilizing available cash on hand. In conjunction with the partial redemption and the related decrease to interest expense, the Company incurred a $2.3 million charge shown on the consolidated statement of operations in loss on debt extinguishment. The charge was comprised of $1.9 million for the premium the Company paid and a non-cash charge of $0.4 million related to the write-off of deferred financing fees. The impact of the debt redemption, net of cost savings related to lower interest expense for the month of September, reduced the third quarter 2012 net earnings by $1.0 million or by $0.04 per share.

Net earnings for the third quarter of 2012 were a quarterly record of $14.0 million, or $0.66 per share; compared to $4.0 million, or $0.19 per share, for the third quarter of 2011.

Year-to-Date Results

Consolidated revenues for the first nine months of 2012 were $504.0 million compared to $322.5 million for the comparable period in 2011. The increase in revenues was primarily due to an increase in manufacturing segment revenues. The Company shipped approximately 5,870 railcars, including approximately 1,690 railcars to leasing customers during the first nine months of 2012, which was nearly double the approximately 3,060 railcars shipped during the comparable period in 2011, of which approximately 90 were to leasing customers.

Manufacturing segment revenues were $616.5 million for the first nine months of 2012 compared to $280.9 million for the comparable period in 2011. The primary reasons for the revenues increase include increased volumes of shipments, improved pricing and a shift in the sales mix to more tank railcars. The increase in shipments included those shipped for our leasing business. Manufacturing segment revenues for the first nine months of 2012 included estimated revenues of $170.3 million relating to railcars built for the lease fleet, compared to $9.6 million in the comparable period in 2011. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are eliminated in consolidation. Revenues for railcars built for the Company’s lease fleet are not recognized in consolidated revenues as a railcar sale, but are recognized over the term of the lease in accordance with the monthly lease revenues. Railcars built for the lease fleet represented over 28% of ARI’s railcar shipments in the first nine months of 2012 compared to 3% for the nine months ended September 30, 2011.

Consolidated earnings from operations for the nine months ended September 30, 2012 were $80.1 million, up substantially from $18.3 million for the same period in 2011. Operating margins were 16% for the first nine months of 2012 compared to 6% for the same period in 2011. The increase in consolidated earnings was primarily due to an increase in manufacturing earnings from operations. Manufacturing earnings from operations were $109.0 million for the third quarter 2012 compared to $16.5 million for the same period in 2011. This increase is due predominately to increased volumes, improved sales mix, pricing and operating leverage and efficiencies as a result of strong production volumes. The Company also continues to benefit from cost savings achieved by the vertical integration projects put in place during the past several years. The increase in volumes included railcars produced for our leasing business. Manufacturing earnings from operations for the first nine months of 2012 included $28.3 million of profit on railcars built for the lease fleet that is eliminated in consolidation and is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.

The Company recorded break-even earnings from joint ventures for the first nine months of 2012 compared to a loss of $7.2 million for the same period in 2011.

Adjusted EBITDA was $101.5 million for the first nine months of 2012, up by nearly $75 million from $26.8 million for the comparable period in 2011.

Net earnings for the first nine months of 2012 were $39.4 million, or $1.84 per share, compared to a loss of ($0.7) million, or ($0.03) per share, for the same period of 2011.

A reconciliation of the Company’s segment revenues and earnings (loss) from operations, used for corporate management and resource allocation purposes, to the consolidated revenues and earnings (loss) from operations is set forth in the supplemental disclosure attached to this press release. A reconciliation of the Company’s net earnings (loss) to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.

ARI will host a webcast and conference call on Thursday, October 25, 2012 at 10:00 am (Eastern Time) to discuss the Company’s third quarter 2012 financial results. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.

About ARI

ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI leases railcars manufactured by the Company to certain markets. In addition, ARI repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services.

Forward Looking Statement Disclaimer

This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding customer demand for the Company’s products, the Company’s strategic objectives and long-term strategies, potential improvements in ARI’s business and the overall railcar industry, the potential for increased order activity, the growth of the Company’s leasing business, improved pricing, anticipated future production rates, anticipated benefits of the partial redemption of the Company’s Notes, the Company’s joint ventures, the Company’s backlog and any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. Other potential risks and uncertainties include, among other things: the impact of an economic downturn, adverse market conditions and restricted credit markets; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; the health of and prospects for the overall railcar industry; prospects in light of the cyclical nature of the railcar manufacturing business and the current economic environment; anticipated trends relating to shipments, leasing, railcar services, revenues, financial condition or results of operations; the sufficiency of the Company’s liquidity and capital resources, particularly in light of the Company’s recent use of cash to partially redeem the Notes and current plans to expand the Company’s lease fleet; the Company’s ability to manage overhead and variations in production rates; the highly competitive nature of the railcar manufacturing industry; fluctuating costs of raw materials, including steel and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; anticipated production schedules for products and the anticipated financing needs, construction and production schedules of ARI’s joint ventures; the risks associated with potential joint ventures, potential acquisitions or new business endeavors; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; the international economic and political risks related to ARI’s joint ventures’ current and potential international operations; the risk of the lack of acceptance of new railcar offerings by ARI’s customers and the risk of initial production costs for the Company’s new railcar offerings being significantly higher than expected; the conversion of ARI’s railcar backlog into revenues; compliance with covenants contained in the Company’s unsecured senior notes; the impact and anticipated benefits of any acquisitions ARI may complete; the impact and costs and expenses of any litigation ARI may be subject to now or in the future; the ongoing benefits and risks related to the Company’s relationship with Mr. Carl Icahn (the chairman of the Company’s board of directors and, through his holdings of Icahn Enterprises L.P., the Company’s principal beneficial stockholder) and certain of his affiliates; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$99,195	$307,172
Accounts receivable, net	35,513	33,626
Accounts receivable, due from related parties	7,562	6,106
Income taxes receivable	4,760	4,074
Inventories, net	132,350	95,827
Deferred tax assets	3,334	3,203
Prepaid expenses and other current assets	5,294	4,539

Total current assets	288,008	454,547

Property, plant and equipment, net	330,469	194,242
Deferred debt issuance costs	556	1,335
Interest receivable, due from related parties	—	292
Goodwill	7,169	7,169
Investments in and loans to joint ventures	45,150	45,122
Other assets	1,123	1,063

Total assets	$672,475	$703,770

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$67,434	$62,318
Accounts payable, due to related parties	950	800
Accrued expenses and taxes	9,267	5,879
Accrued compensation	16,801	14,446
Accrued interest expense	1,094	6,875

Total current liabilities	95,546	90,318

Senior unsecured notes	175,000	275,000
Deferred tax liability	39,969	14,923
Pension and post-retirement liabilities	8,704	9,280
Other liabilities	3,525	4,080

Total liabilities	322,744	393,601

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 21,352,297 shares issued and outstanding as of both September 30, 2012 and December 31, 2011	213	213
Additional paid-in capital	239,609	239,609
Retained earnings	110,920	71,545
Accumulated other comprehensive loss	(1,011)	(1,198)

Total stockholders’ equity	349,731	310,169

Total liabilities and stockholders’ equity	$672,475	$703,770

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	For the Three Months Ended
	September 30,
	2012	2011
Revenues:
Manufacturing (including revenues from affiliates of $49,962 and $0 for the three months ended September 30, 2012 and 2011, respectively)	$147,212	$108,356
Railcar leasing	4,267	259
Railcar services (including revenues from affiliates of $5,855 and $6,916 for the three months ended September 30, 2012 and 2011, respectively)	16,751	17,169

Total revenues	168,230	125,784

Cost of revenues:
Manufacturing	(116,497)	(98,069)
Railcar leasing	(1,854)	(142)
Railcar services	(13,181)	(12,618)

Total cost of revenues	(131,532)	(110,829)
Gross profit	36,698	14,955

Selling, general and administrative (including costs to a related party of $146 and $145 for the three months ended September 30, 2012 and 2011, respectively)	(6,360)	(2,934)

Earnings from operations	30,338	12,021

Interest income (including income from related parties of $727 and $717 for the three months ended September 30, 2012 and 2011, respectively)	750	1,005
Interest expense	(4,414)	(4,478)
Loss on debt extinguishment	(2,267)	—
Other income (including income from a related party of $4 for both the three months ended September 30, 2012 and 2011)	18	5
Earnings (loss) from joint ventures	(849)	(2,170)

Earnings before income taxes	23,576	6,383
Income tax expense	(9,566)	(2,357)

Net earnings	$14,010	$4,026

Net earnings per common share—basic and diluted	$0.66	$0.19
Weighted average common shares outstanding—basic and diluted	21,352	21,352

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	For the Nine Months Ended
	September 30,
	2012	2011
Revenues:
Manufacturing (including revenues from affiliates of $60,859 and $1,221 for the nine months ended September 30, 2012 and 2011, respectively)	$446,273	$271,260
Railcar leasing	8,315	648
Railcar services (including revenues from affiliates of $16,858 and $19,049 for the nine months ended September 30, 2012 and 2011, respectively)	49,455	50,632

Total revenues	504,043	322,540

Cost of revenues:
Manufacturing	(360,507)	(250,546)
Railcar leasing	(4,196)	(346)
Railcar services	(38,849)	(38,493)

Total cost of revenues	(403,552)	(289,385)
Gross profit	100,491	33,155
Selling, general and administrative (including costs to a related party of $441 and $436 for the nine months ended September 30, 2012 and 2011, respectively)	(20,388)	(14,878)

Earnings from operations	80,103	18,277

Interest income (including income from related parties of $2,201 and $2,111 for the nine months ended September 30, 2012 and 2011, respectively)	2,297	2,865
Interest expense	(14,630)	(15,143)
Loss on debt extinguishment	(2,267)	—
Other income (including income from a related party of $10 and $11 for the nine months ended September 30, 2012 and 2011, respectively)	37	24
Earnings (loss) from joint ventures	31	(7,241)

Earnings (loss) before income taxes	65,571	(1,218)
Income tax (expense) benefit	(26,196)	484

Net earnings (loss)	$39,375	$(734)

Net earnings (loss) per common share—basic and diluted	$1.84	$(0.03)
Weighted average common shares outstanding—basic and diluted	21,352	21,351

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED SEGMENT DATA

(In thousands, unaudited)

	Revenues			Earnings (Loss) from Operations
	External	Intersegment	Total	External	Intersegment	Total
For the Three Months Ended September 30, 2012
Manufacturing	$147,212	$38,178	$185,390	$29,206	$5,012	$34,218
Railcar Leasing	4,267	—	4,267	2,377	6	2,383
Railcar Services	16,751	221	16,972	2,955	(46)	2,909
Corporate	—	—	—	(4,200)	—	(4,200)
Eliminations	—	(38,399)	(38,399)	—	(4,972)	(4,972)

Total Consolidated	$168,230	$—	$168,230	$30,338	$—	$30,338

For the Three Months Ended September 30, 2011
Manufacturing	$108,356	$9,118	$117,474	$8,561	$174	$8,735
Railcar Leasing	259	—	259	62	—	62
Railcar Services	17,169	50	17,219	4,021	(9)	4,012
Corporate	—	—	—	(623)	—	(623)
Eliminations	—	(9,168)	(9,168)	—	(165)	(165)

Total Consolidated	$125,784	$—	$125,784	$12,021	$—	$12,021

For the Nine Months Ended September 30, 2012
Manufacturing	$446,273	$170,267	$616,540	$80,692	$28,280	$108,972
Railcar Leasing	8,315	—	8,315	3,994	19	4,013
Railcar Services	49,455	441	49,896	8,694	(96)	8,598
Corporate	—	—	—	(13,277)	—	(13,277)
Eliminations	—	(170,708)	(170,708)	—	(28,203)	(28,203)

Total Consolidated	$504,043	$—	$504,043	$80,103	$—	$80,103

For the Nine Months Ended September 30, 2011
Manufacturing	$271,260	$9,617	$280,877	$16,255	$227	$16,482
Railcar Leasing	648	—	648	188	—	188
Railcar Services	50,632	217	50,849	10,635	(10)	10,625
Corporate	—	—	—	(8,801)	—	(8,801)
Eliminations	—	(9,834)	(9,834)	—	(217)	(217)

Total Consolidated	$322,540	$—	$322,540	$18,277	$—	$18,277

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	For the Nine Months Ended
	September 30,
	2012	2011
Operating activities:
Net earnings (loss)	$39,375	$(734)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation	17,506	16,872
Amortization of deferred costs	487	524
Loss on debt extinguishment	2,267	—
(Gain) loss on disposal of property, plant and equipment	—	82
Stock-based compensation	3,810	(1,128)
Change in interest receivable, due from related parties	292	(120)
(Earnings) loss from joint ventures	(31)	7,241
Provision (benefit) for deferred income taxes	24,703	(312)
Adjustment to provision for losses on accounts receivable	108	(26)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,995)	(11,437)
Accounts receivable, due from related parties	(1,428)	1,448
Income taxes receivable	(282)	(12)
Inventories, net	(36,486)	(64,633)
Prepaid expenses and other current assets	(754)	(848)
Accounts payable	5,114	37,091
Accounts payable, due to related parties	150	224
Accrued expenses and taxes	(5,119)	(1,989)
Other	(364)	(1,463)

Net cash provided by (used in) operating activities	47,353	(19,220)
Investing activities:
Purchases of property, plant and equipment	(10,444)	(3,817)
Capital expenditures - leased railcars	(143,242)	(8,019)
Proceeds from the sale of property, plant and equipment	254	117
Proceeds from the repayments of loans by joint ventures	1,592	775
Investments in and loans to joint ventures	(1,652)	(5,228)

Net cash used in investing activities	(153,492)	(16,172)
Financing activities:
Repayment of long-term debt	(100,000)	—
Premium on debt redemption	(1,875)	—
Proceeds from stock option exercises	—	756

Net cash provided by financing activities	(101,875)	756
Effect of exchange rate changes on cash and cash equivalents	37	(23)

Decrease in cash and cash equivalents	(207,977)	(34,659)
Cash and cash equivalents at beginning of period	307,172	318,758

Cash and cash equivalents at end of period	$99,195	$284,099

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET EARNINGS (LOSS) TO EBITDA AND ADJUSTED EBITDA

(In thousands, unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Net earnings (loss)	$14,010	$4,026	$39,375	$(734)
Income tax expense (benefit)	9,566	2,357	26,196	(484)
Interest expense	4,414	4,478	14,630	15,143
Loss on debt extinguishment	2,267	—	2,267	—
Interest income	(750)	(1,005)	(2,297)	(2,865)
Depreciation	6,220	5,418	17,506	16,872

EBITDA	$35,727	$15,274	$97,677	$27,932
Expense (income) related to stock appreciation rights compensation [1]	997	(3,087)	3,810	(1,128)

Adjusted EBITDA	$36,724	$12,187	$101,487	$26,804

[1]	SARs are cash settled at time of exercise

EBITDA represents net earnings (loss) before income tax expense (benefit), interest expense (income), loss on debt extinguishment and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings (loss), cash flows provided by (used in) operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.

Adjusted EBITDA represents EBITDA before stock based compensation related to stock appreciation rights (SARs). Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense (income) associated with stock-based compensation allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings (loss), cash flows provided by (used in) operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.